TRANSITION AGREEMENT AND RELEASE

THIS TRANSITION AGREEMENT AND RELEASE (the "Agreement") made and entered into by and between RICHARD A. MANLEY (the "Executive") and FIRST CHARTER CORPORATION, a North Carolina corporation ("First Charter") (collectively defined and referred to as the "Parties");

WITNESSETH:

WHEREAS, Executive has been and is currently employed by First Charter Bank as Executive Vice President, Chief Banking Officer, and by First Charter as Executive Vice President, Chief Banking Officer, and is highly knowledgeable about the business and operations of First Charter, First Charter Bank, the banking industry and First Charter's and First Charter Bank's customers;

WHEREAS, First Charter and Executive desire to enter into this Agreement to conclude his employment relationship with First Charter, First Charter Bank and their related subsidiaries, provide for an orderly transition of Executive's responsibilities, and resolve all matters by and among them, including but not limited to, any matters relating to Executive's employment relationship with and separation from First Charter and First Charter Bank;

WHEREAS, the Parties acknowledge and agree that this Agreement is supported by valuable consideration and is entered into voluntarily by the Parties;

NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

1.         Transition and Separation from Employment.  The Parties agree that Executive's initial transition from his role as Executive Vice President, Chief Banking Officer of First Charter Bank and Executive Vice President, Chief Banking Officer of First Charter shall start on September 22, 2006 (the "Transition Date").  Despite Executive's transition from his positions, the Parties agree that following Executive's signing of this Agreement, and provided all conditions of this Agreement are met by Executive, after the Transition Date, Executive shall continue to be employed by First Charter and First Charter Bank for a period through, and his official employment with First Charter, First Charter Bank and/or their related subsidiaries in all capacities shall end effective October 6, 2006 (the "Separation Date") (collectively defined and referred to as the "Transition Period").

The Parties agree that during the Transition Period, Executive will consult and reasonably cooperate with First Charter and its officers and employees as needed and requested in providing limited advice and consulting assistance regarding the transition of his position responsibilities and with respect to any other issues regarding the subject matters that are within the current scope of his job duties and responsibilities, including but not limited to work on specific transition issues that may arise.  The Parties further acknowledge and agree that during the Transition Period, Executive's primary responsibility shall be to look for and obtain other employment.

The Parties agree that this Agreement is and will be enforceable and First Charter will be in compliance with this provision 1 provided Executive is paid his applicable regular compensation and benefits through the Separation Date, whether or not he is actually required to perform complete, full-time services for First Charter during the Transition Period.  In addition, except for Executive's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA or as otherwise set forth in provisions 3 and 4 below, Executive's rights to his regular salary and benefits shall cease effective on the Separation Date, except that Executive shall not forfeit any vested deferred compensation benefits as set forth below, or vested 401(k), pension or stock benefits earned by him during his employment with First Charter, if any.

2.         Nature of Separation.  The Parties agree that for purposes of Executive's participation in First Charter's Omnibus Stock Option Award Plan and First Charter's Comprehensive Stock Plan, including Executive's Performance Shares Award Agreement under First Charter's Omnibus Stock Option Award Plan, Executive's transition and the end of the employment relationship between the Parties shall be treated as an involuntary separation without "Cause", as defined in such plans.  However, the Parties further agree that, at Executive's election, Executive's transition and the end of the employment relationship between the Parties shall be treated as a voluntary resignation in the personnel records of First Charter for purposes of employment references and any subsequent job search by Executive.

3.         Transition Period Compensation.  The Parties agree that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are met by Executive, First Charter shall provide Executive with the following general compensation and other benefits and services during the Transition Period (the "Transition Period Compensation):

            a.         Base Salary.  During the Transition Period through Executive's final Separation Date, First Charter shall continue to pay Executive a base salary as compensation for services rendered at Executive's current bi-weekly base rate of $7,884.61 (the "Base Salary"), payable to Executive by First Charter at the same time and in the same manner as Executive's current salary payout with First Charter, less applicable deductions required by law.

             b.        Bonus.  During the Transition Period through Executive's final Separation Date, Executive shall be eligible to continue participation and shall participate in the First Charter Annual Incentive Plan for fiscal year 2006 (ending December 31, 2006) in accordance with the terms and conditions of such plan.  However, Executive and First Charter acknowledge and agree that Executive's final award payout under such plan, if and as awarded by the Board, shall be prorated for Executive's active service as Executive Vice President, Chief Banking Officer, as set forth in provision 4.f. below.

            c.         Expenses.  During the Transition Period through Executive's final Separation Date, upon submission of proper vouchers to First Charter by Executive, First Charter shall continue to pay or reimburse Executive for all normal and reasonable business expenses, including authorized travel expenses, incurred by Executive in connection with Executive's performance of his responsibilities with First Charter in accordance with the terms of applicable First Charter policies and procedures then in effect concerning the same as they may be established or amended from time to time in the absolute discretion of First Charter.  However, Executive and First Charter agree that during the Transition Period, Executive must receive advance authorization from First Charter's then Chief Executive Officer or his designee for business and First Charter-related travel expenses incurred by Executive.

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            d.         Company Car.  Executive shall continue to have the use of the automobile owned or leased by First Charter and currently used by Executive (the "Company Car") during the Transition Period through his final Separation Date (the "Car Return Date").  Executive agrees that he shall return the Company Car to First Charter on or before the Car Return Date.  Executive also acknowledges and agrees that, unless otherwise authorized by First Charter's then Chief Executive Officer for specified First Charter business, his authorization for travel and other expenses associated with the use of the Company Car shall be discontinued as of the Car Return Date.

e.         Leave Accrual.  Executive shall be eligible to continue to accrue PTO days and all other paid leave time during the Transition Period through the Final Separation Date, after which the Parties agree that any such further accrual shall cease.  Executive, in turn, agrees to review and confirm with Human Resources his PTO balance and past activity during the last 12-month period for general accuracy.

f.          Benefits.  During the Transition Period through Executive's final Separation Date, First Charter shall continue to provide to Executive (at the same level of shared expense) those general benefits that Executive received and/or in which Executive participated with First Charter immediately prior to Executive's execution of this Agreement, including all group medical, hospitalization, disability, dental, life and other insurance and employee welfare benefit plans, as they may be established, amended, replaced or terminated from time to time in the absolute and sole discretion of First Charter and provided Executive otherwise remain eligible to participate in such plans and policies by their terms.

g.         Other Perquisites.  Except as otherwise set forth or modified above, during the Transition Period through Executive's final Separation Date, First Charter shall also continue to provide to Executive (at the same level of shared expense) those other perquisites that Executive received and/or in which Executive participated with First Charter immediately prior to Executive's execution of this Agreement, including Option Plan Trust Deferred Compensation Plan, Retirement Savings Plan and Employee Stock Purchase Plan participation, as such plans may be established, amended, replaced or terminated from time to time in the absolute and sole discretion of First Charter and provided Executive otherwise remain eligible to participate in such plans and policies by their terms.

4.         Separation Benefits.   In addition to the above, following the end of Executive's employment with First Charter on the Separation Date, First Charter will provide Executive with the following separation benefits:

a.         Paid Time Off.  Regardless of whether Executive signs this Agreement, Executive shall receive payment for all unused PTO days as of his final Separation Date, payable by First Charter to Executive in a lump sum amount on or before the next available payday following the Separation Date, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.  In addition, the Parties agree that Executive will not accrue and will not be entitled to receive any additional PTO days during any period that he is receiving severance payments under this Agreement.

b.         Expense Reimbursement. Regardless of whether Executive signs this Agreement, the Parties agree that the total expense reimbursements due Executive for

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 reasonable and authorized expenses incurred by him during his employment with First Charter through the final Separation Date but not yet reimbursed to him shall be payable by First Charter to Executive on the next available payday following the Separation Date and the submission of appropriate receipts and other reimbursement information from Executive to First Charter concerning the same, whichever is later.

c.         Deferred Compensation.  The Parties agree that following Executive's Separation Date, Executive shall cease to be an active participant in the awards and other benefits under First Charter's Option Plan Trust Deferred Compensation Plan (the "OPT"), if and as applicable.  The Parties further agree that Executive will not accrue any additional awards, credits, contributions or benefits under the OPT following Executive's final Separation Date.  In addition, regardless of whether Executive signs this Agreement, Executive's rights to, and First Charter's obligations concerning, vested benefits that Executive has accrued under the OPT through his Separation Date and distributions to Executive arising under the same shall be governed by and made in accordance with the terms and conditions of such plan and applicable law.

The Parties further specifically acknowledge that because Executive is a "specified employee" as such term is defined in section 409A of the Internal Revenue Code upon his Separation Date, payment of awards and other benefits to Executive under the OPT will be required to be postponed for a period of six (6) months following Executive's final Separation Date or such other time as may be legally required to comply with section 409A.

d.         Stock Options.  Executive and First Charter agree that any current unexercised, non-vested options previously granted to Executive by First Charter in accordance with the terms of First Charter's Omnibus Stock Option Award Plan and/or First Charter's Comprehensive Stock Plan, including options granted pursuant to   Executive's Performance Shares Award Agreement under the Omnibus Stock Option Award Plan (collectively, the "Share Options") shall remain subject to, and governed by, those certain rules and restrictions of the First Charter Omnibus Stock Option Award Plan and First Charter's Comprehensive Stock Plan, as applicable, as such plans may be amended from time to time.

             In addition, a schedule listing such Share Options granted to Executive under any First Charter stock option award agreement, First Charter's Omnibus Stock Option Award Plan, First Charter's Comprehensive Stock Plan, or otherwise prior to Executive's signing of this Agreement is attached as Exhibit A.

e.         Severance Pay.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall pay severance to Executive in equal bi-weekly, pre-withholding/deduction installments of $7,884.61 each for a period of twelve (12) months, equivalent to a total amount of $205,000  (collectively, the "Severance Pay"), retroactive to the Separation Date beginning on the next regular payday after the Effective Date of this Agreement or the Separation Date, whichever is later.  All payments to Executive pursuant to this provision 4.e. shall be made by First Charter via direct deposit on the same dates as First Charter's regular, bi-weekly payroll for its active,

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 salaried employees, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.

f.          Bonus.  First Charter agrees that despite Executive's transition from active employment as Executive Vice President, Chief Banking Officer effective upon the Transition Date, following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are met by Executive, First Charter shall pay Executive a pro-rated bonus as a participant in the First Charter Annual Incentive Plan for fiscal year 2006 (ending December 31, 2006) through September 30, 2006 (the "Pro-Rata Annual Incentive Bonus").  Such Pro-Rata Annual Incentive Bonus shall be based upon achievement of established corporate and individual goals and objectives and subject to funding criteria being met, as determined by the Board.  In addition, Executive's ongoing active participation in such plan shall end as of the Separation Date.

For example, if upon calculation of the Annual Incentive Bonus amounts for employees after the end of fiscal year 2006 Executive would have received a $10,000 bonus had Executive remained actively employed with First Charter at the time of such bonus payout, Executive would receive 9/12th of such amount as a Pro-Rata Annual Incentive Bonus = .75 x $10,000 = $7,500.

The applicable timing for making payments under the First Charter Annual Incentive Plan will be governed by the terms and conditions of such plan, such that Executive shall receive payment for Executive's Pro Rata Annual Incentive Bonus if and as eligible at the same time and in the same manner as other then ongoing employee plan participants at First Charter, which payments generally occur in or about February/March 2007.  In addition, Executive and First Charter agree that any such Pro-Rata Incentive Bonus payment will be subject to all required withholdings and deductions, as appropriate.  The Parties further agree that despite any terms and conditions of such plan to the contrary, Executive's separation from employment with First Charter effective upon the Separation Date will not result in a forfeiture of the 2006 Annual Incentive Plan amounts set forth in this provision 4.f.

g.         Outplacement.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall provide Executive with individual outplacement services by and through Lee Hecht Harrison (see www.lhh.com) or DBM, Inc. (see www.dbm.com), at Executive's election, as coordinated through First Charter's Human Resources Department, up to a maximum amount of $20,000.  Executive must initiate participation in this outplacement program no later than within 60 days of the final Separation Date.  In addition, such outplacement services, once initiated and begun by Executive as described below, shall be made available to Executive for a maximum period of up to twelve (12) months following Executive's initiation of service.  First Charter and Executive agree that the expenses for the outplacement agency services set forth in this provision 4.g. shall be paid directly to the agency by First Charter.  First Charter and Executive further agree that all outplacement services and expenses must be reviewed and approved by First Charter Human Resources prior to payment.

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h.         Club/Membership Fees.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall continue to pay and/or reimburse Executive for Executive's general membership dues, fees and assessments related to Executive's membership in River Run Country Club from Executive's Transition Date through December 31, 2006, less applicable deductions required by law.

i.          Medical/Dental Insurance Benefits.   Regardless of whether Executive signs this Agreement, following the Separation Date, First Charter and/or its applicable carriers will notify Executive of his rights to elect continuation of medical and dental benefits for him and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").  In addition, following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter agrees to pay Executive's monthly COBRA premium at the same level of Executive's current shared coverage expense during the twelve (12) month period following the Separation Date or such earlier time that Executive becomes eligible for coverage under another group plan, as applicable.  If Executive wishes to continue his COBRA coverage beyond the end of such period, he will then be responsible for paying the full premiums for such coverage during the remainder of his potential COBRA coverage eligibility.

Executive will be notified by First Charter's insurance carrier regarding his rights under COBRA and the costs and conditions of that option.  All other insurance coverage provided to Executive by First Charter, including but not limited to First Charter's group life insurance and short and long-term disability benefits, will terminate and cease to be in effect as of the Separation Date, except as otherwise noted in provisions 4.j and 4.k below.  In addition, failure by Executive to timely elect medical/dental coverage, to timely pay any required premiums or to make any required payments, or to remain eligible for COBRA coverage continuation will terminate First Charter's obligations with respect to such COBRA payments.

j.          Supplemental Disability and Life Insurance Benefits.  Regardless of whether Executive signs this Agreement, following the Separation Date, Executive shall cease to be an eligible participant in First Charter's group long-term disability and group life insurance plans.  However, in accordance with the terms of Executive's current Supplemental Disability Insurance Plan (the "Supplemental Disability Policy") and current Supplemental Life Insurance Plan (the "Supplemental Life Policy"), Executive may have the option to maintain all or a portion of his coverage under the Supplemental Disability Policy and/or Supplemental Life Policy as an individual policy or policies following his final Separation Date.  Executive may elect such coverage continuation and/or conversion, as applicable and otherwise eligible, through the applicable carrier for the same.  However, Executive and First Charter agree that all conversion and buy-out fees, premiums and other expenses regarding Executive's coverage continuation and/or conversion rights for the Supplemental Disability Policy and Supplemental Life Policy shall be the absolute and sole obligation of Executive.

             k.         Effect of Separation on Other Existing Benefits.  Except as otherwise set forth in provisions 3 and 4 above, Executive shall cease to be an active participant in First

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 Charter's benefit programs effective as of Executive's Separation Date, and Executive shall no longer be eligible to receive other perquisite benefits from First Charter following such Separation Date.  In addition, following Executive's separation from his employment with First Charter, Executive's rights to continue any benefits that he formerly received under First Charter's benefit plans, to convert any such benefits to personal policies, or to receive any vested or accrued benefits under those plans will be governed by the applicable plan documents and law.   The Parties also acknowledge and agree that the separation payments, benefits and other compensation outlined in this provision 4 are not and shall not be deemed to be compensation for purposes of any employee plan or benefit sponsored by First Charter or First Charter Bank, including but not limited to First Charter's Retirement Savings Plan.

5.         No Other Payments or Benefits.  Except for the payments and benefits described above in this Agreement and Executive's general right to elect certain coverage continuation under COBRA, Executive acknowledges that he is not entitled to any additional wages, pay, payments, bonuses, incentive pay, commissions, compensation, severance pay, stock options, restricted shares, deferred compensation, dividends, PTO pay, vacation pay, sick pay, director fees, consideration or benefits of any kind from First Charter, including but not limited to any severance, change in control or other payments to Executive under the terms of Executive's 2001 Change-In-Control Agreement with First Charter, except that Executive shall not forfeit any vested deferred compensation, 401(k), pension or stock benefits earned by him during his employment with First Charter, if any.

6.         Ongoing Obligations.  Executive hereby acknowledges and agrees that in addition to the obligations set forth in this Agreement, during the Transition Period and following Executive's separation from employment with First Charter, Executive shall continue to honor all return of records and applicable confidentiality and conflict of interest obligations previously agreed to by him with First Charter and/or in accordance with applicable federal or state law, and that such obligations shall continue to remain in full force and effect for the relevant term for each.  Executive also acknowledges and agrees that any breach by him of such obligations shall be deemed to be a breach by Executive of this Agreement, which shall allow additional remedies in accordance with provision 11 below.

           In addition, for and in consideration of this Agreement, Executive agrees that, unless specifically authorized by the Chief Executive Officer of First Charter in writing, Executive will not during the Transition Period and for a period of one (1) year following the Separation Date:

a.         Engage in any "Competitive Activity" (as defined below) within the "Restricted Territory" (as defined below);

b.         Serve as an employee, director, owner, partner, contractor, consultant or agent of, or own any interest in (except for beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a "public" competitor), any person, firm or corporation that engages in "Competitive Activity" within the "Restricted Territory";

c.         Engage in any "Competitive Activity" with, for or towards or divert, attempt to divert or direct others to divert any business of First Charter from a then existing First Charter, First Charter Bank and/or any other First Charter subsidiary customer that was a customer of such entities as of the Separation Date, or from a potential customer identified

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 through leads or relationships developed by Executive during the last year of Executive's employment with First Charter preceding the Separation Date, within the "Restricted Territory"; and/or

d.         Solicit or hire for employment or as an independent contractor any employee of First Charter, First Charter Bank or any other First Charter subsidiary, or solicit, assist, induce, recruit, or assist or induce anyone else to recruit, or cause another person in the employ of First Charter, First Charter Bank or any other First Charter subsidiary to leave his or her employment with First Charter, First Charter Bank or First Charter's other subsidiaries for the purpose of joining, associating, or becoming employed with any business or activity with which Executive is or expects to be directly or indirectly associated or employed.

             "Competitive Activity" means: (1) the business activities engaged in by First Charter, First Charter Bank and/or First Charter's other subsidiaries during the last year of Executive's employment with First Charter preceding the Separation Date, including the sales, marketing, distribution and provision of banking, financial and insurance services or other products or services of the type of which Executive was involved during his employment with First Charter; and/or (2) the performance of any other business activities competitive with First Charter, First Charter Bank and/or First Charter's other subsidiaries for or on behalf of any financial or insurance services entity.

              "Restricted Territory" means: (1) the geographic area encompassing a twenty-five (25) mile radius of Charlotte, North Carolina; and/or (2) any county in which First Charter Bank operates a branch within the State of North Carolina as of the Separation Date.

              Executive acknowledges and agrees that the length and scope of the restrictions placed upon him by this provision 6 are reasonable given the nature of his current position with First Charter, the area in which First Charter markets its products and services, and the consideration provided by First Charter to Executive pursuant to this Agreement.  Executive also agrees that the restrictions set forth in this provision 6 will not unduly impair his ability to earn a living after his employment with First Charter ends.  Accordingly, although the Parties acknowledge and agree that Executive shall retain the right to contest the application or interpretation of this provision 6 to particular facts/circumstances, Executive agrees not to contest the general validity or enforceability of this provision 6, and agrees that if any court, agency, arbitration panel or other body should hold any subsection of this provision to be unenforceable, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any subsection of this provision 6 is held to be overbroad as written, Executive agrees that a court, agency, arbitration panel or other body should view such subsections as separable and uphold those separable subsections deemed to be reasonable.

The restrictions and obligations in this provision 6 shall survive Executive's last day of employment with First Charter and shall be in addition to any restrictions imposed upon him by statute or at common law.  The Parties further acknowledge and agree that the restrictions and obligations in this provision 6 shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

7.         Return of Documents/Data.  Executive acknowledges and agrees that: (a) all files, customer records, customer lists, research and development data, manuals, letters, contracts,

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 agreements, proposals, notes, notebooks, records (including all computer and electronic records), reports, memoranda and all other First Charter materials, documents and data used, prepared or collected by Executive as part of his employment with First Charter, in whatever form, and (b) all Confidential Information (as defined per First Charter policy and/or applicable agreements) and records containing any Confidential Information that came into his possession while an employee of First Charter, whether prepared by Executive or others, are and will remain the property of First Charter.  Upon the end of his employment with First Charter, Executive will return and make available to First Charter prior to the last day of Executive's employment all such documents and information, as well as all documents and other materials of any kind that constitute or contain any Confidential Information, in Executive's possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all information stored or maintained on computer, tapes, discs or any other electronic or other form of technology.

8.         Release.  In consideration of the Transition Period, Executive's continued employment by First Charter through the Separation Date, and the Transition Period Compensation, Pro-Rata Annual Incentive Bonus, outplacement services, COBRA continuation premium payments and continued club membership reimbursement payments described in this Agreement, Executive, for himself, his heirs, executors, legal representatives, administrators, successors and assigns, hereby fully releases, discharges and covenants not to sue First Charter, First Charter Bank, First Charter Insurance Services, First Charter Realty Investment, First Charter Brokerage Services, FCNB Real Estate, Inc., and all subsidiary and affiliate companies of such entities, as well as such entities' respective officers, directors, trustees, employees, agents, predecessors, successors and assigns (collectively, the "Releasees"), of and from any and all claims, actions, lawsuits, damages, administrative charges, or demands of any kind whatsoever, whenever or wherever they arose, that Executive has, may have or may have had at the time of or prior to his execution of this Agreement arising out of or related to: (a) Executive's entering into this Agreement; (b) Executive's prior employment relationship with First Charter or any other Releasee; (c) Executive's separation from employment with First Charter or any other Releasee; (d) Executive's 2001 Change-In-Control Agreement; (e) any claims for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (f) any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; the Civil Rights Act of 1866, 1870, and 1971, 42 U.S.C. § 1981, et seq.;  the Civil Rights Act of 1991, Publ. L. No 102-166, 105 Stat. 1071-1100; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 29 U.S.C. § 1161 et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12191 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the United States Constitution and any state constitution; and all applicable rules and regulations under such acts, statutes and constitutions; (g) any claims arising under the common law of any state, including but not limited to, the North Carolina Handicapped Persons Protection Act, N.C.G.S. § 168A-1 et seq.; the North Carolina Wage and Hour Act, N.C.G.S. § 95-25.1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C.G.S. § 95-240 et seq.; the North Carolina Workers' Compensation Act, N.C.G.S. § 97-1 et seq.; and the North Carolina Equal Employment Practices Act, N.C.G.S. § 143-422.2; and (h) all other federal, state and local civil rights acts, regulations, and orders relating to any term, condition, or termination of employment, whether under tort or contract, or under statute or otherwise.

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The Parties, however, agree that this release shall not: (i) include any claims relating to the obligations of First Charter under this Agreement; (ii) affect Executive's vested and accrued rights as a participant in any vested deferred compensation, 401(k), pension or stock benefits of First Charter; or (iii) affect any rights or claims that may arise out of events occurring after the date this Agreement is signed.  The Parties further expressly understand and agree that this release is and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

9.         Agreement Confidentiality.  The Parties agree that the terms of this Agreement, including the amounts of any payments made as outlined in provisions 3 and 4 above, shall remain confidential.  The Parties, however, agree that: (a) First Charter may disclose the terms of this Agreement to officers, directors and management level employees of First Charter and First Charter Bank, to professionals representing them, to their insurance agents and carriers, and to affiliates and employees of the same with a need to know or in order to give effect to this Agreement; and (b) Executive may disclose the terms of this Agreement to his spouse, children, accountant or tax return preparer to the extent necessary in preparing his tax returns or to receive relevant tax advice, and attorney in a legally recognized privileged communication, provided that such third parties comply with the confidentiality requirements set forth above.  In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS, the North Carolina Department of Revenue, and other applicable state departments of taxation, if necessary, and as otherwise required by law.  The Parties further agree that First Charter may also disclose the terms of this Agreement in its proxy statements or other public securities filings as required by law.

Executive agrees that he shall be responsible for any disclosure of the terms of this Agreement by his spouse, children, accountant, tax return preparer or attorney contrary to the terms of this provision 9 as though such disclosures were made by him.  Executive further acknowledges and agrees that this provision 9 is a material provision of the Agreement and that any breach by him or the individuals to whom he disclosed information regarding this Agreement of this provision 9 shall be deemed to be a breach by Executive of the Agreement.

10.       Cooperation/Community Support.  As an additional condition precedent to the contemplated Transition Period and the Severance Pay described in this Agreement, Executive agrees that during the Transition Period, he shall: (a) positively assist in the transitioning of his job responsibilities, the completion of necessary financial records, and the maintenance of general customer, business partner and director relations through his Separation Date as outlined in provision 1 above; and (b) abide by the non-disparagement and other obligations described in this provision 10 below.  Failure adequately to meet such expectations may result in Executive's immediate termination from employment, at which time he would, accordingly, not be eligible for any further, future Transition Period Compensation or Severance Pay.

Executive further agrees to cooperate with and provide assistance to First Charter and its legal counsel in connection with any present or future litigation (including arbitration or administrative hearings) or investigation affecting First Charter in which, in the reasonable judgment of First Charter's counsel, Executive's assistance or cooperation is needed.  Executive shall, when requested by First Charter, provide testimony or other assistance and shall travel at First Charter's request in order to fulfill this obligation.  Provided, however, that, in connection with such litigation or investigation, First Charter shall attempt to accommodate Executive's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with

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 such matters.  In addition, during the Transition Period, Executive agrees to provide assistance to First Charter in answering questions that may arise relating to business activities previously performed by Executive for First Charter and in attending reasonable, limited community and/or public relations events as a representative for or on behalf of First Charter, if and as requested by First Charter's then Chief Executive Officer.

Executive further agrees that during the Transition Period and for a two (2) year period following the Separation Date, he will not make or cause others to make, whether in writing or orally, disparaging statements with respect to First Charter, or its subsidiaries, affiliate companies, businesses, officers or employees, and that he will maintain a publicly cordial relationship with First Charter and its employees in his conversations with employees, customers, directors, the financial/insurance services community and other third party individuals.  First Charter, in turn, agrees that during the Transition Period and for a two (2) year period following the Separation Date, the current individuals within First Charter's Senior Executive Team will not make or cause others to make, whether in writing or orally, disparaging statements with respect to Executive or his prior employment with First Charter, and that such Senior Executive Team members shall maintain a publicly cordial relationship with Executive in their conversations with employees, customers, directors, the financial/insurance services community, and other third parties.

Despite the above, and except as otherwise set forth in this provision 10 below, the Parties agree that nothing in this provision 10 shall be deemed to interfere with Executive's ordinary and regular rights as a shareholder of First Charter, including but not limited to Executive's right to engage in appropriate communications with the Board of Directors of First Charter regarding general issues affecting Executive's status and rights as a shareholder. However, Executive agrees that in consideration of the Severance Pay outlined above, he shall not for a period of two (2) years following the Separation Date engage in the following competitive activity:  (a) acquiring, offering to acquire, or agreeing to acquire, directly or indirectly and/or in concert with others, by purchase or otherwise, more than one percent of the outstanding voting securities of First Charter or direct or indirect rights to acquire more than one percent of the outstanding voting securities of First Charter, or any assets of First Charter; or (b) directly or indirectly and/or in concert with others making any public announcement with respect to, submitting a proposal for, or offering of (with or without conditions) any of the actions prohibited in subpart (a) above of this provision 10.

11.              Breach.  The Parties acknowledge and agree that in the event of Executive's breach of his ongoing obligations set forth in provisions 6.a. and 6.b. of this Agreement, Executive shall not be subject to or liable for consequential damages, or any form of injunctive or equitable relief, resulting from or relating to his breach or threatened breach of such provisions, and he shall be allowed to engage in "Competitive Activity" (as defined in provision 6 above) within the "Restricted Territory" (as defined in provision 6 above); provided that: (a) Executive abides and continues to abide by the nonsolicitation obligations set forth in provisions 6.c. and 6.d. above, and (b) Executive abides by the confidentiality, conflict of interest and return of records/data obligations set forth or referenced in this Agreement.

However, Executive expressly agrees that if he breaches ANY of provisions 6-10 above (including, but not limited to, provisions 6.a. and 6.b. of this Agreement), Executive shall forfeit at the time of the breach the right to any additional, future Severance Pay payments under provision 4.e. of this Agreement.  In such case, Executive and First Charter agree that the remaining obligations contained in provisions 6-10 of this Agreement shall remain valid and enforceable based on the consideration actually provided.

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Executive further agrees to submit to the jurisdiction of the courts of North Carolina and that, in the event of any breach or threatened breach of provisions 6-10 of this Agreement by Executive (with the exception of provisions 6.a. and 6.b. of this Agreement, provided (i) Executive abides and continues to abide by the nonsolicitation obligations set forth in provisions 6.c. and 6.d. above, and (ii) Executive abides by the confidentiality, conflict of interest and return of records/data obligations set forth or referenced in this Agreement), First Charter shall be entitled to an injunction, without bond, restraining such breach.  In addition, Executive and First Charter agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to provisions 6-10 above, shall be entitled to costs and attorneys' fees relating to any such proceeding, but except as otherwise set forth in this Agreement, nothing herein shall be construed as prohibiting the Parties from pursuing other remedies available to them for any breach or threatened breach.

               12.       Taxes.  This Agreement is intended to comply with Internal Revenue Code section 409A to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible.  In addition, the Parties agree that First Charter and the Bank shall have the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement if First Charter and the Bank determine that such adjustments are necessary in order to comply with or become exempt from the requirements of section 409A.  The Parties further specifically acknowledge that Executive is a "specified employee" as such term is defined in section 409A of the Internal Revenue Code upon his Separation Date, such that certain payments to Executive under this Agreement may be legally required to be postponed to comply with section 409A.  Thus, the Parties agree that, in such event, any payments that are so postponed will be paid to Executive on the first day of the calendar month following the end of the required postponement period.

             The Parties agree that First Charter will report the above Transition Period Compensation under provision 3 and separation benefits under provision 4 as W-2 income for the applicable tax year(s) in which it they are received and/or legally accounted as taxable income, if and as required by law.  Executive understands and agrees that he is responsible for any federal or state tax liability, penalties, interest, tax payments or tax judgments against him that could arise as a result of this Agreement.  In addition, Executive agrees that he has had the opportunity to consult with his own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement.  Executive also agrees that First Charter, the Releasees, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Executive as to his past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of such prior or future wages, payments, compensation and benefits, including those payments and benefits set forth in provisions 3 and 4 of this Agreement.

13.       Acknowledgment by Executive.  First Charter specifically advises Executive of his right to consult a lawyer before signing this Agreement concerning the terms of this Agreement and his rights under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.  Executive acknowledges that he has carefully read this Agreement, that he knows and understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no pressure to execute this Agreement, that he has consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will.

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14.       Waiting Period.  Executive hereby acknowledges and understands that after receiving this Agreement from First Charter, he shall have at least twenty-one (21) days to consider signing this Agreement, and is further aware of his right to consult with an attorney prior to signing this Agreement.  By signing this Agreement, Executive acknowledges his right to consider whether to sign this Agreement for a period of at least twenty-one (21) days.  If Executive elects not to take twenty-one (21) days to sign this Agreement, Executive acknowledges that the period of time used by him prior to signing this Agreement was ample time to consider and review this Agreement, it being expressly understood that First Charter is imposing no requirement or duress on Executive to take less than twenty-one (21) days to consider signing this Agreement.  If Executive does not sign this Agreement within twenty-one (21) days of presentation by First Charter, he further acknowledges that First Charter has the option to withdraw its offer set forth in this Agreement.

15.       Revocation Rights.  Executive acknowledges and understands that he shall have seven (7) days from the date this Agreement is signed by him to revoke this Agreement, if he so chooses, by advising First Charter in writing of the revocation.  Any such revocation of this Agreement must be in writing, signed by Executive, and delivered to Ms. Jodie Sawyer, Executive Vice President, Human Resources, First Charter Corporation, P.O. Box 37937, Charlotte, North Carolina 28237-7937.  However, Executive acknowledges that the payments and other benefits outlined in provisions 3 and 4 above will not become payable until: (a) First Charter has received a signed copy of this Agreement from Executive; and (b) the 7-day revocation period has passed without Executive's revocation.  Otherwise, if this Agreement is not revoked within seven (7) days from the signing of this Agreement by Executive, it shall become effective and enforceable as to all Parties on the eighth day following the signing of this Agreement by all Parties (the "Effective Date").

16.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Executive, First Charter and its respective successors, assigns, heirs and personal representatives; provided, that Executive may not assign any of his rights, title or interest in this Agreement.  The Parties, however, agree that nothing in this Agreement shall preclude (a) Executive from designating a beneficiary and/or trust to receive any benefit payable upon Executive's death, or (b) the executors, administrators or other legal representatives of Executive or Executive's estate from assigning any rights hereunder to the person or persons entitled thereunto.   The Parties further agree that in the event of Executive's death, the payments and other benefits outlined in provisions 3 and 4 above will be paid to Executive's estate or legal representative, in accordance with the above terms.

Executive also acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to a successor or assignee of First Charter, this Agreement shall remain valid and be fully enforceable by such entity.  As used in this Agreement, "First Charter" shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that expressly assumes the obligations of this Agreement or that otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

17.       No Admissions.  This Agreement does not constitute any admission by First Charter or the Releasees of any violation by them of any contract, agreement, plan, statute, ordinance, constitutional provision or other law, and this Agreement shall in no manner be deemed an admission, finding, or indication for any purpose whatsoever that First Charter or the Releasees have at any time, including the present, committed any unlawful acts against Executive or treated him unfairly or improperly in any way, and Executive further understands and acknowledges that

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 First Charter enters into this Agreement solely in recognition of Executive's prior service and to resolve all matters between the Parties in an amicable fashion.

18.       Governing Law.  The Parties agree that this Agreement shall be deemed to be a contract made under, and for all purposes shall be governed by and construed in accordance with, the internal laws and judicial decisions of the State of North Carolina, except as superseded by federal law.

19.       Dissolution or Merger.  In the event that First Charter consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, and such other entity assumes this Agreement, the term "First Charter" as used herein shall mean such other entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either First Charter, its successor or assign, or Executive.

20.       Waiver of Breach.  No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party.  No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

21.       Severability.   The Parties understand and agree that every provision of this Agreement is severable from each other provision of this Agreement.  Thus, the Parties agree that if any part of the covenants or provisions contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision, with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced, shall remain in full force and effect, and all other covenants and provisions contained in this Agreement shall, nevertheless, remain in full force and effect to the fullest extent permissible by law.  The Parties further agree that, if any court or panel makes such a determination, such court or panel shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

22.       Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

23.       Entire Agreement.  Except as otherwise set forth in this Agreement, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the Parties.  This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Executive.  Notwithstanding the foregoing, nothing contained herein shall prevent or restrain in any manner First Charter from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of any ongoing, post-employment confidentiality and other obligations of Executive set forth and/or referenced in this Agreement or any similar agreement relating to First Charter's confidential or proprietary business information or trade secrets.

24.       Notice.  Except as otherwise set forth in this Agreement, whenever any notice is required hereunder, it shall be given in writing addressed as follows:

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To First Charter:                                   Jodie Sawyer
                                                                        EVP, Human Resources
                                                                        First Charter Corporation
                                                                        P.O. Box 37937
                                                                        Charlotte, North Carolina 28237-7937

To Executive:                                        Richard A. Manley
                                                                        18324 Copeland Way
                                                                         Davidson, North Carolina 28036

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this provision 24.

IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

Executed and presented for consideration to Executive by First Charter, this the 27th day of September, 2006.

FIRST CHARTER CORPORATION

By: /s/ JODIE SAWYER__________(SEAL)
                                                                        Title: EVP, Human Resources

Accepted and signed by Executive, this the 27th day of September, 2006.

EXECUTIVE

/S/ RICHARD A. MANLEY
                                                                              Richard A. Manley

Sworn to and subscribed before
me this the 27th day of
September, 2006.

________________________
Notary Public

My Commission Expires:
________________________